MINING LEASE

between

BUTCHER BOY MINES, INC., a Nevada Corporation

and

FERNLEY GOLD INC., a Nevada Corporation

MINING LEASE

THIS AGREEMENT is made effective May 1, 2004, by and between BUTCHER BOY MINES, INC., a Nevada corporation, (hereinafter "Owner"or "Lessor") and Fernley Gold Inc., a Nevada corporation (hereinafter "Lessee").

RECITALS

A. Owner / lessor, Butcher Boy Mines, Inc., owns and possesses four unpatented association placer mining claims situated in the Olinghouse Mining District, Washoe County, Nevada, and more particularly described as follows:

Claim Name	County Book/Page	NMC Number
Butcher Boy		48238
Butcher Boy		48239
Butcher Boy		48240
Butcher Boy		48241

B. Owner also owns and possesses thirty unpatented lode mining claims situated in the Olinghouse Mining District, Washoe County, Nevada, and more particularly described as follows:

Claim Name	County Book/Page	NMC Number
Teddy 1-30		242196-242225

C. The foregoing placer and lode claims are situated in Section 26, T. 21 N., R. 23 E., MDB&M. These claims together with all ores, minerals, surface and mineral right, and the right to explore for, mine and remove the same, and all water rights and improvements, easements, licenses, rights-of-way and other interests appurtenant thereto, shall be referred to collectively as the "Property."

D. The parties now desire to enter into an agreement giving Lessee the exclusive right to explore, develop and mine the Property.

THEREFORE, in consideration of the mutual rights and obligations set forth herein, the parties have agreed as follows:

SECTION ONE

Lease

1.1 **Lease.** Owner hereby grants Lessee an exclusive lease commencing on the effective date of this agreement and continuing to and including May 1, 2009, subject to Lessee's right to extend the term of this lease. During the lease term, Lessee may conduct placer mining, hard rock mining and surface mining activities on the property as well as all activities for the processing, shipment and treatment of minerals.

1.2 **Election to Purchase**. Before May 1, 2009, Lessee shall have the option of purchasing the entire Property for an amount to be mutually negotiated between the parties.

1.3 **Extension of Lease**. Lessee shall have the option, exerciseable in Lessee's sole discretion, to extend the lease term every five years for an additional five (5) year term on the same terms, provided that Lessee is conducting exploration, development or mining activities on the Property at the end of the primary lease term. Lessee shall deliver thirty (30) days' advance written notice of Lessee's intention to extend the lease.

1.4 **Property Data**. Upon execution of this Agreement, Owner shall provide Lessee with copies of all documents in its possession relating to claim location and ownership, exploration and production, and other information relevant to the Property.

SECTION TWO

Payments

2.1 **Signing Payment**. Lessee shall pay to Owner the sum of Ten Thousand Dollars ($10,000.00) on Owner's execution of this Lease.

2.2 **Advance Royalty and Production Royalty Payments**. Lessee shall pay the following advance production royalty and production royalty payments:

a. Upon commencing production of valuable minerals from the

Property, Lessee shall pay to Owner a royalty on the production of minerals from the Property. The royalty shall be a percentage of the "gross receipts" from the production of minerals from the Property. The royalty percentage rate shall be six percent (6%) if during the month gold is out turned to Lessee's account the average daily price of gold per troy ounce is less than $400. The royalty percentage rate shall be ten percent (10%) if during the month gold is out turned to Lessee's account the average daily price of gold per troy ounce is equal to or greater than $400 per troy ounce. The average daily gold price per troy ounce shall be based on the London Bullion Association afternoon gold price fix. The term "gross receipts" shall mean the amount paid by any smelter or purchaser of gold nuggets, ores, and concentrates shipped from the Property less any smelter charges and penalties and costs of transportation from the mine to the smelter.

b. Lessee shall also pay Owner a royalty of twenty five cents (25 cents) per cubic yard for any sand, gravel, or rock produced and sold from the Property which Owner is authorized to mine and sell.

c. Payment of production royalties shall be made directly to Lessor / Owner at the time of payment by the smelter or purchaser. All payments shall be accompanied by a statement explaining the manner in which the payment was calculated.

d. The minimum advance royalty payment shall be $500 for the first four (4) month period until Lessee obtains all consents, licenses and permits necessary for Lessee's mining and processing operations on the Property; if necessary, this will be extended for a second four month period upon a showing of good

faith efforts by Lessee. After such event the minimum advance royalty payments shall be $1,000 every month. The minimum advance royalty payments are unconditional and must be made regardless of the amount of valuable minerals removed from the property during any month. Payment shall be due in advance on the first day of each month. The minimum advance royalty payments shall apply cumulatively to Lessee's production royalty obligation.

2.2 **Property Data**. Upon execution of this Agreement, Owner shall provide Lessee with copies of all documents in its possession relating to claim location and ownership, exploration and production, and other information relevant to the Property.

SECTION THREE

Mining Operation

3.1 **Right to Explore, Develop and Mine**. Lessee shall have the right to make geological investigations and surveys, to drill on the Property by any means, and to have all the rights and privileges incident to ownership to the Property, including without limitation the right to mine underground and to strip the surface, extract by leaching in place or any other means, remove, save, mill concentrate, treat and sell or otherwise dispose of ores, concentrates, mineral-bearing earth and rock and other products therefrom.

3.1.1 **Water Well**.

Lessee agrees to drill a water well on the Property of sufficient capacity to support Lessee's placer mining operation on the Property if Lessee reasonably determines that the water resources from existing wells on the Property are insufficient and Lessee is unable to obtain adequate water supplies from other sources.

3.2 **Conduct of Work**. Lessee shall perform its mining activities on the Property in accordance with good mining practice, shall comply with the applicable

laws and regulations relating to the performance of mining operations on the Property, and shall comply with the applicable worker's compensations laws of the State of Nevada.

3.3 **Liability and Liens**. During the term of the Lease, Lessee shall indemnify and hold Owner harmless from any claims, demands, liabilities or liens arising out of Lessee's mining activities on the premises. To that end, Lessee shall immediately obtain and carry a policy of public liability insurance in the amount of $1,000,000.00 or more protecting Owner against any claims or loss from damage to persons or property resulting from Lessee's operations. Lessee shall have no liability arising from or relating to Owner's operations on or possession or use of the Property before the effective date of this lease.

Lessee shall also keep the Property free and clear from any and all mechanics or laborers liens arising from labor performed on or material furnished to the Property at Lessee's request. Lessee shall record a Notice of Non-Responsibility in the County before commencing any work on the Property.

3.4 **Installation of Equipment**. Lessee may install, maintain, replace and remove during the term of this Lease any and all mining machinery, equipment, tools and facilities which it may desire to use in connection with its mining activities on the Property.

3.5 **Acquisition of Permits**. Lessee shall apply for all federal, state and county permits required for the mining operation. In the event that Lessee should be required to post a reclamation bond, such bond will revert to Lessee upon satisfactory completion of the reclamation program. Owner shall cooperate with Lessee in the application for consents, licenses and permits and shall execute and deliver such instruments as are necessary for such applications.

3.6 **Commingling of Ore**. There shall be no commingling of ore from the Property with ore from other properties without owner's express written consent which shall not be withheld unreasonably. Not less than sixty (60) days before Lessee's commencement of commingling, Lessee shall deliver to Owner a detailed

description of Lessee's commingling plan which must provide for the accurate measurement of the weights and mineral contents of the respective ores such that the production royalty may be calculated in accordance with generally accepted mining practices and standards.

3.7 **Drill Logs, Assays, Maps.** Copies of all drill logs, exploration information, and assays shall be furnished by Lessee to Owner on an annual basis and upon the expiration or termination of this Lease.

SECTION FOUR

Inspection by Owner

4.1 **Inspection of Property.** Owner, or its authorized agents or representatives, shall be permitted to enter upon the Property at all reasonable times for the purpose of inspection, but shall enter upon the Property at its own risk and so as not to hinder unreasonably the operations of Lessee. Owner shall indemnify and hold Lessee harmless from any damage, claim or demand by reason of injury to Owner or its agents or representatives on the Property or the approaches thereto.

4.2 **Inspection of Accounts.** Lessee agrees to keep accurate books of account reflecting the mining operations, and Owner shall have the right, either personally or through a qualified accountant of its choice and at its cost, to examine and inspect the books and records of Lessee pertaining to the mining, milling and shipping operations of Lessee.

SECTION FIVE

Taxes

Lessee shall pay all real property taxes levied or assessed upon the Property, existing improvements, and any improvements placed thereon by Lessee, commencing with taxes for the year 2004, prorated as of the effective date of this lease. Upon termination of this Lease for any reason, taxes shall be apportioned between the parties on a calendar year basis for the year of such termination, with Owner to pay taxes for the remaining portion of the calendar year. However,

Owner shall not be liable for taxes on any tools, equipment, machinery, facilities or improvements placed upon the Property unless Lessee fails to remove them within the time provided by this Lease.

SECTION SIX

Maintenance of Claims

6.1 **Assessment Work.** Lessee shall be responsible for the performance and filing of assessment work beginning with the current assessment year unless this Agreement is terminated as hereinafter provided. In the event of termination after June 1 of any calendar year, Lessee shall be responsible for the performance and filing of assessment work for that year and the payment of the Federal annual mining claim maintenance fees for the succeeding annual assessment year. By September 30 of each year Lessee shall provide Owner with evidence that a proof of labor or notice of intent to hold has been recorded in the Office of the Washoe County Recorder and that the Federal annual mining claim maintenance fees have been paid to the Bureau of Land Management.

6.2 **Relocation, Amendment and Patent.** At any time during which this Lease is in effect, Lessee may, with the express written consent of Owner, but at its own expense, relocate, amend or apply for patent on any of the unpatented mining claims included in the Property, and such relocated, amended and patented claims shall be deemed to be covered by the provisions of this Lease.

6.3 **Mineral Leasing.** In the event of repeal or substantial change in the Mining Law of 1872, Lessee shall have whatever rights may be afforded to Owner under such law, including (but not limited to) whatever preferred right Owner may have to a lease from a governmental agency, subject to the payment to Owner of the royalties prescribed in Section Two.

SECTION SEVEN

Termination and Default

7.1 **Termination.** Lessee shall have the right to terminate this License

and Lease at its sole discretion at any time upon thirty (30) days written notice to Owner. Upon termination, Owner shall retain all payments previously made as liquidated damages and this Lease shall cease and terminate. Lessee will provide owner with data, maps assays, and reports pertaining to the Property.

In the event of termination, Lessee shall surrender possession of the Property to Owner and shall have no further liability or obligation under this Lease except for its obligation (1) to pay its apportioned share of taxes, as provided for in Section Five; (2) to pay any monies or production royalties then owed to Owner; (3) to pay the cost of removal of all equipment as stated in Section 3.4; (4) to fulfill its reclamation responsibility as stated in Section 3.5; and (5) to fulfill its assessment requirement as stated in Section 6.1.

7.2 **Default.** If Lessee fails to perform its obligations under this Lease, and in particular fails to make any payment due to Owner hereunder, Owner may declare Lessee in default by giving Lessee thirty (30) days written notice of default for any failure of performance. The notice shall specify the default and demand the performance of all obligations considered, to be in default. If Lessee fails to remedy the default within the time specified, Owner may terminate this Lease and Lessee shall peaceably surrender possession of the premises to Owner. Notice of termination shall be in writing and served in accordance with this Lease.

7.3 **Removal of Equipment.** Upon termination of this Lease for any reason, Lessee shall have a period of ninety (90) days following such termination during which it may remove all or part of the above items at its sole cost and expense. Any equipment remaining on the Property after 90 days shall become the Property of Owner.

7.4 **Condition of Property.** Lessee shall surrender the Property, its appurtenances and improvements to owner in good order and condition with all shafts, adits, and other workings clear of debris and thoroughly drained.

7.5 **Quitclaim Deed.** Upon termination of this Agreement, Lessee shall execute a Quitclaim Deed to the Property and deposit it with Lessor.

SECTION EIGHT

Notices and Payments

8.1 **Notices.** All notices to Lessee or Owner shall be in writing and may be sent certified or registered mail, return receipt requested, to the address below. Notice of any change in address shall be given in the same manner.

TO OWNER:	Butcher Boy Mines, Inc. 85 Margarita Court Reno, NV 89511
TO LESSEE:	Fernley Gold Inc. c/o Mitchell Geisler 157 Adelaide Street West, Suite 600 Toronto, Ontario, Canada M5H 4E7

8.2 **Payments.** All payments herein shall be in U.S. currency payable to Owner at the address above.

SECTION NINE

Assignment

Lessee may not assign its rights or delegate its duties under this Lease without the express written consent of Owner, which shall not be unreasonably withheld.

SECTION TEN

Warranty of Title

10.1 **Warranty.** Owner warrants and represents that he is the Owner of the unpatented mining claims described in Recital A and all mineral rights within the boundary of these claims, subject to the paramount title of the United States; that the claims are valid under the mining laws of the United States of America and the State of Nevada; that the Property is free of liens and encumbrances; and the Owner has and will continue to have the right to commit the Property to this Agreement. Owner further warrants that the annual assessment work has been

performed for all years to and including the annual assessment year ending on September 1, 2003, and that the Federal annual mining claim maintenance fees have been paid for all annual assessment years to and including the annual assessment year ending on September 1, 2004. Owner warrants that affidavits of performance of annual assessment work or notices of intent to hold have been properly recorded in the Office of the Washoe County Recorder, and that all records have been filed with the Bureau of Land Management pursuant to 43 CFR Subpart 3833.

10.2 **Defense of Title.** Owner shall defend its title and Lessee's right to explore, develop, and mine the Property at its expense against any claims, demands, or actions by other parties who may assert an interest in the Property. In the event Lessee is required to make any payment to any person or to pay any legal fees in connection with defense or perfection of Owner's title to the Property, Lessee may deduct such sums from any amounts due Owner under the terms of this Agreement.

10.3 **Lesser Interest.** If Owner owns a lesser interest in the Property or any part thereof, then the royalties and other consideration provided for herein shall be paid to Owner in the proportion which his interest bears to a whole and undivided interest in the Property.

SECTION ELEVEN

Force Majeure

If Lessee is prevented by Force Majeure from timely performance of any of its obligations hereunder, except the payment of advance royalties, the failure of performance shall be excused and the period for performance shall be extended for an additional period equal to the duration of Force Majeure. Upon the occurrence and upon the termination of Force Majeure, Lessee shall promptly notify Owner. Lessee shall use reasonable diligence to remedy the problems, but shall not be required to contest the validity of any law or regulation or any action or inaction

of civil or military authority.

"Force Majeure" means cause beyond a party's reasonable control, including law or regulation, action or inaction of civil or military authority; inability to obtain any license, permit or other authorization that may be required to conduct operations on or in connection with the Property; interference with mining operations by a lessee of oil or gas under the Property; unusually severe weather; mining casualty; unavoidable mill shutdown; damage to or destruction of mine plant or facility; fire; explosion; flood; insurrection; riot; labor disputes; inability after diligent effort to obtain workmen or material; delay in transportation; and acts of God.

SECTION TWELVE

Miscellaneous Provisions

12.1 **Binding Effect.** This Lease shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, executors, administrators, successors and assigns.

12.2 **Applicable Law.** The terms and provisions of this Lease shall be interpreted in accordance with the laws of the State of Nevada.

12.3 **Entire Agreement** This Lease terminates and replaces all prior agreements, either written, oral or implied, between the parties hereto, and constitutes the entire agreement between the parties.

12.4 **Recording Memorandum of Agreement.** The parties hereto agree to execute a Memorandum of this Agreement (short form) for the purpose of recording same in the records of Washoe County, Nevada, so as to give public notice, pursuant to the laws of the State of Nevada, of the existence of this Agreement.

12.5 **Void or Invalid Provisions.** If any term, provision, covenant or condition of this Lease, or any application thereof, should be held by a court of

competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Lease, and all applications thereof not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired or invalidated thereby.

12.6 Time of the Essence. Time is of the essence of this Lease and each and every part thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Lease on the day and year first above written. Execution may be in counterparts.

OWNER:

Butcher Boy Mines, Inc.
85 Margarita Court
Reno, NV 89511
By: [signature]
Bill McQuerry,
Its President

By: [signature]
Jack Mongolo
Its Secretary

LESSEE:

Fernley Gold Inc.
157 Adelaide Street West, Suite 600
Toronto, Ontario, Canada M5H 4E7
By: [signature]
Mitchell Geisler
Its President

STATE OF NEVADA)
) ss.
COUNTY OF WASHOE)

On this 12 day of MAY, 2004, before me a Notary Public, personally appeared BILL MCQUERRY, personally known or proved to me to be the person whose name is subscribed to the above instrument who acknowledged that he executed the instrument. on behalf of Butcher Boy Mines, Inc.

[stamp] ... CARUCCI ... State of Nevada ... Washoe County ... November 15, 2004

[signature]
NOTARY PUBLIC

STATE OF NEVADA)
) ss.
COUNTY OF WASHOE)

On this 10 day of MAY, 2004, before me a Notary Public, personally appeared JACK MONGOLO, personally known or proved to me to be the person whose name is subscribed to the above instrument who acknowledged that he executed the instrument. on behalf of Butcher Boy Mines, Inc.

[Stamp: ... CARUCCI, Notary Public, State of Nevada, Washoe County, ... 16, 2004]

NOTARY PUBLIC

STATE OF NEVADA)
) ss.
COUNTY OF CLARK)

On this 12 day of MAY, 2004, before me a Notary Public, personally appeared MITCHELL GEISLER personally known or proved to me to be the person whose name is subscribed to the above instrument who acknowledged that he executed the above instrument on behalf of Fernley Gold Inc.

Ralph T. Cerbone Jr.
NOTARY PUBLIC

RALPH T. CERBONE JR.
Notary Public, State of Nevada
Appointment No. 01-70433-1
My Appt. Expires Dec 9, 2007